UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

The Securities Exchange Act of 1934

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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
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NUVELO, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 23, 2008

Dear Stockholder:

Please join us for the 2008 Annual Meeting of Stockholders of Nuvelo, Inc. The meeting will be held on Wednesday, June 4, 2008, at 10:30 a.m. Pacific Time at our corporate headquarters at 201 Industrial Road, Suite 310, San Carlos, CA 94070.

At this year’s meeting, you will have the opportunity to elect three directors and ratify the selection of our independent registered public accounting firm, and transact any other business properly presented at the meeting, as more fully described in the accompanying Proxy Statement. If you own shares of common stock at the close of business on April 10, 2008, you will be entitled to vote at the annual meeting. In addition, immediately following the meeting, you will have the opportunity to hear what we have accomplished in our business in the past year and to ask questions.

This year, we are taking advantage of the new Securities and Exchange Commission rule allowing companies to furnish proxy materials to their stockholders over the Internet. By furnishing proxy materials to stockholders over the Internet, we are able to reduce the costs and expenses, and reduce the environmental impact, associated with generating paper copies of our proxy materials. We have mailed our beneficial stockholders a Notice containing instructions on how to access our Proxy Statement and 2007 Annual Report and vote via the Internet. Beneficial stockholders are stockholders that hold their shares in the account of a brokerage firm, bank, or other similar organization. The Notice mailed to our beneficial stockholders also includes instructions on how to order a paper copy of the proxy materials. All stockholders that hold shares registered directly in their name with the Company’s transfer agent will continue to receive a copy of the proxy materials by mail. Additionally, to comply with current California law, we will mail all of our beneficial stockholders a paper copy of our Annual Report on or about April 25, 2008.

The Proxy Statement includes information about the items of business to be discussed at our annual meeting. You will find other detailed information about Nuvelo and our operations in the 2007 Annual Report, which includes my letter to the stockholders, and the Annual Report on Form 10-K for 2007, which contains Nuvelo’s audited consolidated financial statements. Whether or not you can attend, please read the Proxy Statement. When you have done so, please vote via the Internet or, if you received a paper copy of the proxy card by mail, sign, date and mail your completed proxy card to us. Your vote is important, so please vote via the Internet or return your proxy card promptly.

We hope you can join us on June 4, 2008. If you are planning to attend, please send an e-mail to ir@nuvelo.com so that we may include you on the attendance list.

Sincerely,

/s/ Ted W. Love, M.D.

Ted W. Love, M.D.

Chairman of the Board of Directors

and Chief Executive Officer

201 Industrial Road, Suite 310, San Carlos, CA 94070	tel: 650/517-8000 fax: 650/517-8001 www.nuvelo.com

NUVELO, INC.

201 Industrial Road, Suite 310

San Carlos, California 94070

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 4, 2008

To the Stockholders of Nuvelo, Inc.:

NOTICE IS HEREBY GIVEN, that the annual meeting of stockholders of Nuvelo, Inc., a Delaware corporation (“Nuvelo” the “Company,” or “we”), will be held on June 4, 2008, at 10:30 a.m. Pacific Time, at our corporate headquarters at 201 Industrial Road, Suite 310, San Carlos, CA 94070, for the following purposes:

1	to elect three directors to hold office until the 2011 annual meeting of stockholders or until the election and qualification of their respective successors;

2	to ratify the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008; and

3	to transact any other business which is properly brought before the meeting or any adjournment or postponement thereof.

Please refer to the accompanying proxy materials, which form a part of this Notice, for further information about the business to be transacted at the annual meeting.

Only stockholders of record at the close of business on April 10, 2008 are entitled to receive this notice and to vote at the annual meeting or any adjournment or postponement thereof. A complete list of stockholders entitled to vote at the annual meeting shall be open to inspection of any stockholder present at the annual meeting and, for any purpose germane to the annual meeting, during ordinary business hours at our corporate offices at 201 Industrial Road, Suite 310, San Carlos, CA 94070, during the ten days prior to the annual meeting.

All stockholders are cordially invited to attend the annual meeting. Whether or not you plan to attend the annual meeting in person, we urge you to ensure your representation by voting by proxy as promptly as possible. You may vote via the Internet or, if you received or ordered a paper copy of the proxy card by mail, by completing, signing, dating, and mailing the proxy card to us in the return envelope that has been provided for your use, which requires no postage if mailed in the United States. If you attend the annual meeting and vote your shares in person at the meeting, your proxy will not be used.

By order of the Board of Directors:

/s/ Ted. W. Love, M.D.

Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

April 23, 2008

San Carlos, California 94070

NUVELO, INC.

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 4, 2008

INTRODUCTION

General

This Proxy Statement is made available to our stockholders on behalf of our Board of Directors in connection with the solicitation of proxies for use at our annual meeting of stockholders to be held at Nuvelo’s corporate headquarters on June 4, 2008 at 10:30 a.m. Pacific Time, and at any adjournments or postponements of the annual meeting.

This solicitation is made on behalf of our Board of Directors and we will pay the costs of solicitation. Our directors, officers, and employees may also solicit proxies by telephone, telegraph, fax, or personal interview. We will not pay any additional compensation to directors, officers, or other employees for such services, but may reimburse them for reasonable out-of-pocket expenses in connection with such solicitation. We will reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries for reasonable expenses incurred by them for sending proxy materials to our stockholders.

On or about April 23, 2008, we mailed our beneficial stockholders a Notice containing instructions on how to access our Proxy Statement and 2007 Annual Report via the Internet. All stockholders that hold shares registered directly in their name with the Company’s transfer agent were mailed a paper copy of our 2007 Annual Report, this Proxy Statement, and an accompanying proxy card on or about April 23, 2008. Additionally, to comply with current California law, we will mail all of our stockholders a paper copy of our Annual Report on or about April 25, 2008.

Who Is Entitled to Vote; Record Date

Our issued and outstanding common stock constitutes the only class of securities entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on April 10, 2008 are entitled to receive this notice and to vote at the annual meeting.

Quorum Requirements

At the close of business on April 10, 2008, 53,505,956 shares of our common stock were issued and outstanding. The presence at the meeting, in person or by proxy, of a majority of the issued and outstanding shares will constitute a quorum. Abstentions will be counted towards the quorum requirement. Each share of common stock is entitled to one vote.

Voting by Proxy

Unless there are different instructions on the proxy, all shares represented by valid proxies (and not revoked before they are voted) will be voted at the meeting for the election of the three nominees for director and for Proposal 2. With respect to any other business that may properly come before the meeting and be submitted to a vote of stockholders, proxies will be voted in accordance with the best judgment of the designated proxy holders. All votes cast at the meeting will be tabulated by the persons appointed by us to act as inspectors of election for the meeting.

How to vote if you received two or more Notices or Proxy Cards

If you receive two or more Notices or paper copy proxy cards, this means that you hold our shares in multiple accounts at the transfer agent or with the brokers or other custodians of your shares; in this case, please vote with respect to each Notice or paper copy proxy card in accordance with the procedures described therein to complete your representation.

How to Vote if Your Shares Are Registered in Your Name; You are the Stockholder of Record

If on April 10, 2008, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or by proxy. Your attendance at the meeting will not, by itself, constitute revocation of your proxy. You also may be represented by another person present at the meeting by executing a form of proxy designating that person to act on your behalf. Shares may only be voted by or on behalf of the record holder of shares as indicated in our stock transfer records.

All stockholders of record will receive a paper copy of the Proxy Statement and 2007 Annual Report by mail. Stockholders of record may vote by doing one of the following:

•	completing and returning the enclosed proxy card prior to the meeting;

•	voting in person at the meeting; or

•	submitting a signed proxy card at the meeting.

How to Revoke Your Proxy if Your Shares Are Registered in Your Name; You are the Stockholder of Record

If on April 10, 2008, your shares were registered directly in your name with the Company’s transfer agent, Computershare Trust Company N.A., then you are a stockholder of record. As a stockholder of record, you may revoke your proxy at any time before it is actually voted at the meeting by:

•	delivering written notice of revocation to our Secretary at 201 Industrial Road, Suite 310, San Carlos, CA 94070;

•	submitting a later dated proxy card; or

•	attending the meeting and voting in person.

How to Vote if Your Shares Are Registered in the Name of a Broker or Bank; You are the Beneficial Stockholder

If on April 10, 2008, your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” or the beneficial stockholder. The organization holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial stockholder, you have the right to vote the shares in your account. On or about April 23, 2008, we mailed our beneficial stockholders a Notice containing instructions on how to access our Proxy Statement and 2007 Annual Report and vote via the Internet. Additionally, in order to comply with current California law, we will mail you a separate, paper copy of our Annual Report on or about April 25, 2008. The Notice includes instructions on how to obtain paper copies of the proxy materials, free of charge. The Internet is available for accessing the proxy materials and for voting 24 hours a day, and will close at 11:59 p.m. on June 3, 2008. You will need the control number assigned to you and provided on your Notice to vote using the Internet.

You also are invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid paper copy of the proxy card.

Voting Intentions of our Executive Officers and Directors; Recommendations of Our Directors

Our current executive officers and directors have informed us that they intend to vote, or cause to be voted, all 143,815 shares of common stock held by them at the close of business on April 10, 2008 for each of the nominees for director and for Proposal No. 2.

Our Directors recommend that stockholders vote “FOR” each of the nominees for director and for Proposal No. 2.

Voting on Proposal No. 1:    Election of Board of Directors

Directors will be elected by a plurality of the votes cast for the election of directors, which means that abstentions and broker non-votes will not affect the election of the candidates receiving the plurality of votes. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes. In the election of directors, by marking the appropriate box on your proxy card or clicking the appropriate section of the Internet, you may cast your votes in favor of, or withhold your votes with respect to, some or all nominees. Votes that are withheld, or abstentions, will be excluded entirely from the vote on Proposal No. 1 and will have no effect on the outcome of the vote. If you hold your shares through a broker and you do not vote on Proposal No. 1, your broker will have authority to vote your shares on Proposal No. 1.

Voting on Proposal No. 2:    Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal No. 2 is required for approval of Proposal No. 2. Abstentions will be counted towards the vote total for Proposal No. 2, and will have the same effect as an “Against” vote. If you hold your shares through a broker and you do not vote on Proposal No. 2, your broker will have authority to vote your shares on Proposal No. 2.

Your vote is important. Accordingly, please vote via the Internet or sign and return the accompanying proxy card in the accompanying envelope, which is postage prepaid if you mail it in the United States, whether or not you plan to attend the meeting in person.

PROPOSAL NO. 1:

ELECTION OF BOARD OF DIRECTORS

General Information

Our Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) provides that the Board of Directors is divided into three classes to provide for staggered terms and that each director will serve for a term of three years or less depending on the class to which the Board of Directors has assigned a director not previously elected by the stockholders. There are currently two Class I directors, whose terms expire at the annual stockholders’ meeting in 2009, and one Class II director, whose term expires at the annual stockholders’ meeting in 2010. The Board of Directors has nominated three Class III directors, Dr. James R. Gavin, Mary K. Pendergast and Kimberly Popovits, for election to the Board of Directors, each for a three-year term ending on the date of the annual meeting in 2011 or until a successor is duly elected and qualified or appointed. There are no vacancies in the current Board of Directors. We encourage our Board members to attend each annual meeting of stockholders. The Chairman of the Board of Directors attended our 2007 annual meeting.

Each nominee for director has consented to being named in this Proxy Statement and has indicated her or his willingness to serve if elected. Unless your vote is withheld, proxies received by us will be voted for the nominees. Proxies cannot be voted for more than three persons. Although we do not anticipate that any nominee will be unavailable for election, if a nominee is unavailable for election, we will vote the proxies for any substitute nominee we may designate.

Each nominee for election to the Board of Directors currently serves as one of our directors and has continually served as a director since the date such person initially became a director, which is set forth below. Each of the nominees for director has previously been elected by our stockholders. In 2007, our Board of Directors met six times and acted by written consent three times. Each director attended 83% or more of the total meetings of the Board of Directors held during 2007. Each director who was a member of the Compensation Committee attended 85% or more of the seven meetings of that Committee of the Board of Directors that occurred during 2007, except for Dr. Gavin, who missed two meetings. Each director who was a member of the Nominating and Corporate Governance Committee of the Board of Directors attended 100% of the meetings of that Committee of the Board of Directors that occurred during 2007. Each director who was a member of the Audit Committee attended 85% or more of the meetings of that Committee of the Board of Directors that occurred during 2007. The following table sets forth information as of April 14, 2008 with respect to our directors, including the three persons nominated for election at the meeting.

Name of Nominee or Director	Age	Position	Director Since
Ted W. Love, M.D.*	49	Chairman of the Board and Chief Executive Officer	2001
Kimberly Popovits(1)(3)	49	Vice Chair of the Board	2005
James R. Gavin III, M.D., Ph.D.(3)	62	Director	2006
Mary K. Pendergast(1)(2)*	57	Director	2002
Mark L. Perry(2)(3)*	52	Director	2003
Burton E. Sobel, M.D.(1)(2)	70	Director	2004

*	Each of the directors indicated served as a director of Nuvelo, Inc., a Nevada corporation, as of such dates listed, prior to the reincorporation of Nuvelo, Inc. from the State of Nevada to the State of Delaware, which became effective on March 25, 2004.
(1)	Member of Nominating and Corporate Governance Committee
(2)	Member of Audit Committee
(3)	Member of Compensation Committee

The following information, which has been provided by our directors and director nominees, sets forth such person’s principal occupation, employment, and business experience during at least the past five years, and the period during which such person has served as a director of the Company:

Nominees for Election to the Board of Directors for a Three-Year Term Ending in 2011

James R. Gavin III, M.D., Ph.D. has served as a member of our Board of Directors since May 2006. Dr. Gavin has been a clinical professor of medicine at Emory University School of Medicine since December 2004, and clinical professor of medicine at Indiana University School of Medicine since September 2007. He also has served as chief executive officer and chief medical officer for Healing Our Village, Inc. since September 2007, and served as executive vice president for clinical affairs at Healing Our Village, Inc. from January 2005 to September 2007. From January 2006 until July 2007, Dr. Gavin served as president and chief executive officer of MicroIslet, Inc. From July 2002 to December 2004, Dr. Gavin was president of the Morehouse School of Medicine. He served as senior scientific officer at the Howard Hughes Medical Institute (HHMI) from 1991 to 2002 and director of HHMI-National Institutes of Health Research Scholars Program from 2000 to 2002. Dr. Gavin was on the faculty at the University of Oklahoma Health Sciences Center as professor of medicine, chief of the Diabetes Section and William K. Warren Professor for Diabetes Studies. He is a member of many advisory boards and medical organizations, including the Institute of Medicine of the National Academy of Sciences and the American Diabetes Association, for which he is a past president. Dr. Gavin holds a B.S. in chemistry from Livingstone College, a Ph.D. in biochemistry from Emory University, and an M.D. from Duke University School of Medicine. Dr. Gavin also serves as a member of the board of directors of Baxter International, Inc., and Amylin Pharmaceuticals, Inc.

Mary K. Pendergast has served as a member of our Board of Directors since May 2002. Since September 2003, Ms. Pendergast has been president of Pendergast Consulting. Ms. Pendergast served as executive vice president, government affairs for Elan Corporation from 1998 to December 2003. Ms. Pendergast was deputy commissioner and senior advisor to the Commissioner, Food and Drug Administration, Department of Health and Human Services from 1990 to 1998. Ms. Pendergast received her LL.M. from Yale Law School in 1977, her J.D. from the University of Iowa College of Law in 1976, and her B.A. from Northwestern University in 1972.

Kimberly Popovits has served as a member of our Board of Directors since July 2005, and has served as vice chair of our Board of Directors and lead independent director as of April 2008. Since February 2002, Ms. Popovits has served as president, chief operating officer, and as a member of the board of directors of Genomic Health, Inc. Prior to joining Genomic Health, Inc., Ms. Popovits served in various roles at Genentech, Inc., most recently as senior vice president, marketing and sales from February 2001 to February 2002, and as vice president, sales from October 1994 to February 2001. Prior to joining Genentech in 1987, she served as division manager for American Critical Care, a division of American Hospital Supply. Ms. Popovits holds a B.A. in business from Michigan State University and currently serves as a member of the board of directors of BayBio.

Director Continuing in Office until the Annual Meeting of Stockholders in 2010

Mark L. Perry has served as a member of our Board of Directors since October 2003. Since February 2007, Mr. Perry has been the president and chief executive officer of Aerovance, Inc., a private biotechnology company. From April 2004 through January 2007, Mr. Perry was a senior business advisor for Gilead Sciences, Inc., reporting to the CEO. Mr. Perry was an executive officer of Gilead from 1994 to April 2004, serving in a variety of capacities, including general counsel, chief financial officer and executive vice president of operations, responsible for worldwide sales and marketing, legal, manufacturing and facilities. From 1981 to 1994, Mr. Perry was with the law firm Cooley Godward Kronish LLP in San Francisco and Palo Alto, serving as a partner of the firm from 1987 until 1994. Mr. Perry received his J.D. from the University of California, Davis in 1980 and is a member of the California bar. Mr. Perry also serves as a member of the board of directors of NVIDIA Corporation and Aerovance, Inc.

Directors Continuing in Office until the Annual Meeting of Stockholders in 2009

Ted W. Love, M.D. has served as our president since January 2001, as our chief executive officer since March 2001, as a member of our Board of Directors since February 2001, and as chairman of our Board of Directors since September 2005. Dr. Love served as our president and chief operating officer from January 2001 until March 2001. Prior to joining us, Dr. Love served as senior vice president of development at Theravance Inc. from 1998 to 2001 and as a research physician and vice president of product development at Genentech from 1992 to 1998. Dr. Love holds a B.A. in molecular biology from Haverford College and an M.D. from Yale Medical School. Dr. Love also serves as a member of the board of directors of Santarus, Inc., and Affymax, Inc.

Burton E. Sobel, M.D. has served as a member of our Board of Directors since September 2004. Since June 2005, Dr. Sobel has served as professor of medicine and biochemistry at the University of Vermont and Fletcher Allen Health Care where he formerly served as chair of the department of medicine from 1994 to June 2005. Dr. Sobel also serves as the director of the Cardiovascular Center for the University of Vermont and Fletcher Allen Health Care, which he has done since 2002. Dr. Sobel served as senior counsel to the executive dean of the University of Vermont College of Medicine and to the executive vice president of Fletcher Allen Health Care from 1996 to 1998. From 1994 to 1996, Dr. Sobel served as professor of medicine at Washington University in St. Louis, Missouri. Dr. Sobel received his M.D. from the Harvard Medical School, magna cum laude, and his A.B. from Cornell University. Dr. Sobel is President for the Society for Experimental Biology and Medicine, and also serves as a member of the board of directors of Ariad Pharmaceuticals, Inc., Clinical Data, Inc., and Intrexon, Inc.

Director Compensation

DIRECTOR COMPENSATION TABLE

The following table sets forth the compensation earned by or awarded to the Company’s non-employee directors during the fiscal year ended December 31, 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($) (1) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
James R. Gavin III, M.D., Ph.D.	$25,000	—	$127,286	—	—	—	$152,286
Mary K. Pendergast	$30,000	—	$40,115	—	—	—	$70,115
Mark L. Perry	$40,000	—	$40,115	—	—	—	$80,115
Kimberly Popovits	$30,000	—	$40,115	—	—	—	$70,115
Burton E. Sobel, M.D.	$35,000	—	$40,115	—	—	—	$75,115
Barry L. Zubrow(3)	$40,000	—	$53,486	—	—	—	$93,486

(1)	Amounts reflect stock-based compensation expense recognized for financial statement reporting purposes for the year ended December 31, 2007, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and include amounts attributable to awards granted in and before 2007. Amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions.
(2)

The grant date fair values of options granted to each of the above directors in 2007 were as follows: $40,115 with respect to each of the options granted to Dr. Gavin, Ms. Pendergast, Mr. Perry, Ms. Popovits and Dr. Sobel, and $53,486 with respect to the option granted to Mr. Zubrow. Grant date fair values were determined in accordance with SFAS 123R. Assumptions used in the valuation of stock options are disclosed in Note 1 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 12, 2008. As of December 31, 2007, the aforementioned directors held options to purchase the following number of shares of the Company’s common stock: Dr. Gavin, 40,000; Ms. Pendergast, 84,166; Mr. Perry, 15,000; Ms. Popovits, 55,000; Dr. Sobel, 42,500; and Mr. Zubrow, 105,833.

(3)	Mr. Zubrow resigned from the Board of Directors on December 19, 2007.

The Nominating and Corporate Governance Committee of the Board of Directors, in accordance with its Charter, is responsible for periodically making recommendations to the Board with respect to the compensation of Board members. The Committee performed an evaluation of Board member compensation in December 2007, and recommended no changes to Board member compensation, which recommendation was accepted by the Board.

Annual Cash Retainer Fees

Each non-employee director is entitled to an annual retainer fee of $20,000. The Audit Committee chair is entitled to receive an additional $20,000 for service as the Audit Committee chair. If a non-employee director is the chair of any other Committee, that director is entitled to receive an additional $10,000 per chair. Each of the members of the Audit Committee, other than the chair, is entitled to receive an additional $10,000 for his or her service on the Audit Committee. For membership on any other Committee, except for the chair of such Committee, a non-employee director is entitled to receive an additional $5,000. Board members are not entitled to receive any other cash compensation for their Board service. If a Board member were to resign or assume additional Board responsibilities within a year, the Board member’s cash compensation would be adjusted the next quarter to reflect the change. Finally, each director has the option to convert the previously mentioned retainer fees into deferred stock units, in accordance with the terms of a deferred stock unit plan pursuant to our 2004 Equity Incentive Plan, or 2004 Plan.

Annual Stock Option Grants

On the date of the 2007 annual meeting of the stockholders, Mr. Zubrow, the then current vice chairman, received a fully vested option to purchase 20,000 shares of the Company’s common stock under the 2004 Equity Incentive Plan, or 2004 Plan, and all other non-employee directors received a fully vested option to purchase 15,000 shares of the Company’s common stock under the 2004 Plan. The purchase price for these options is the average of the high and the low price for the Company’s common stock on the date of the Company’s 2007 annual meeting of stockholders.

On the date of the 2008 annual meeting of the stockholders, Kimberly Popovits, the vice chair, will receive a fully vested option to purchase 20,000 shares of the Company’s common stock under the 2004 Plan, and all other non-employee directors will receive a fully vested option to purchase 15,000 shares of the Company’s common stock under the 2004 Plan. The purchase price for these options will be the average of the high and the low price for the Company’s common stock on the date of the Company’s 2008 annual meeting of stockholders.

Appointment Grants

If at any time the Board appoints a new, non-employee chairman of the Board, the new chairman will be granted an option to purchase 50,000 shares of the Company’s common stock at the average of the high and the low price for the Company’s common stock on the date of grant. If at any time the Board appoints a new, non-employee vice chair of the Board, the new vice chair will be granted an option to purchase 35,000 shares of the Company’s common stock at the average of the high and the low price for the Company’s common stock on the date of grant. If at any time the Board appoints a new non-employee director, the new director will be granted an option to purchase 25,000 shares of the Company’s common stock at average of the high and the low price for the Company’s common stock on the date of grant. These grants of our common stock for appointments will vest 50% on the date of grant and 50% on the first year anniversary of the date of grant.

The annual grants issued to our Board in 2007 were made, and the annual grants anticipated to be issued to our Board in 2008 will be made, pursuant to the forms of Stock Option Agreement and Notice of Grant of Stock Option filed as exhibits to the Form 8-K filed on September 20, 2004, as amended in March 2005. In March 2005, the Compensation Committee approved the amendment of the form of Stock Option Agreement for the members of our Board to provide that the period of exercisability of the stock option following termination of service as a director will begin to run upon the expiration of any lock-up agreement that the director has entered into to facilitate a Company transaction, rather than upon termination of Board service.

Board Independence and Corporate Governance

The Board of Directors has reviewed the relationships between each member of the Board of Directors, their immediate family members and affiliates, and the Company. Accordingly, the Board has determined that Dr. Gavin, Ms. Pendergast, Mr. Perry, Ms. Popovits, and Dr. Sobel, which individuals constitute a majority of the Board of Directors, qualify as “independent” directors in accordance with the listing standards of the Nasdaq Global Market (“Nasdaq”). In 2007, the independent directors of the Board of Directors met three times without management or the non-independent directors of the Board of Directors.

As part of its service, the Board of Directors strives to regularly evaluate the Company’s corporate governance policies and to compare those policies to standards established by current rules and regulations of various governmental authorities, other public companies and recommendations of other corporate governance groups and authorities. In connection with this process of self-evaluation, the Board, upon recommendation of its Nominating and Corporate Governance Committee, adopted a set of Corporate Governance Guidelines to assist in the exercise of its responsibilities in serving the best interests of the Company and its stockholders. As part of its ongoing evaluation process, the Board of Directors will continue to monitor best corporate governance practices. Based upon this process, the Board may from time to time adopt additional policies or procedures to comply with new laws and legislation and any changes to rules made by the Securities and Exchange Commission and Nasdaq.

In March 2007, the Board adopted an amended and restated Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to all of the Company’s directors, officers, and employees, and establishes the Company’s expectations for its consultants, contractors, representatives, and agents. The Code of Conduct promotes the ethical and honest conduct of the Company’s directors, officers, and employees and addresses the use of Company assets, confidential information, gifts and gratuities, equal opportunity and unlawful harassment, workplace violence, health, safety, and the environment, the Company’s commitment to quality research and development, interactions with healthcare professionals, public communications, the importance of accurate and reliable company records, such as financial records and public reports, the identification and disclosure of conflicts of interest, securities and insider trading, the foreign corrupt practices act and improper payments, fair competition and antitrust, political contributions and activities, advertising and promotional standards, and compliance with laws and regulations. The Board has determined that the Code of Conduct is a code of ethics in compliance with applicable Nasdaq rules.

The Company’s Corporate Governance Guidelines, Committee charters and Code of Conduct are located on the Company’s website at www.nuvelo.com in the section titled, “Investors,” under the subsection titled, “Corporate Governance.” If the Company makes any substantive amendments to the Code of Conduct or grants any waiver from a provision of the Code of Conduct to any executive officer or director, the Company will promptly disclose the nature of the amendment or waiver on its website and file any current report on Form 8-K required by applicable law or Nasdaq listing standards. Information found on our website is not incorporated by reference into this report.

Committees of the Board of Directors

Our Board of Directors has three standing Committees: the Compensation Committee, the Audit Committee and the Nominating and Corporate Governance Committee.

Compensation Committee

Our Compensation Committee reviews and approves the Company’s goals and objectives relevant to the compensation of executive officers and other senior management, sets compensation and bonus levels for the Company’s executive officers that correspond to the Company’s goals and objectives, and reviews and makes recommendations to our Board regarding our compensation policies, programs, practices, and procedures designed to contribute to our success, in accordance with its charter. The Compensation Committee also evaluates the Company’s goals and objectives related to the compensation of our chief executive officer and his performance in light of such goals and objectives and sets the chief executive officer’s compensation level and bonus based on this evaluation. The Compensation Committee reviews with management the Compensation Discussion and Analysis and considers whether to recommend its inclusion in this Proxy Statement and other filings. The Compensation Committee administers the 2004 Equity Incentive Plan and the Employee Stock Purchase Plan. The Compensation Committee also administers the 1995 Stock Option Plan, the Directors Plan, the Scientific Advisory Board/Consultants Stock Option Plan, and the 2002 Equity Incentive Plan. Since the approval of the 2004 Equity Incentive Plan by the stockholders at the 2004 annual meeting of the stockholders, the Company no longer makes grants under the 1995 Stock Option Plan, the Directors Plan, the Scientific Advisory Board/Consultants Stock Option Plan, or the 2002 Equity Incentive Plan. The Compensation Committee also makes recommendations to the Board regarding incentive-compensation plans and other equity-based plans. Under its charter, the Compensation Committee may form, and delegate authority to, subcommittees, as appropriate, to enhance the flexibility of option administration within the Company and to facilitate the timely grant of options to non-management employees. The Committee has delegated to Dr. Love the authority to approve option grants for officers who are not executive officers, subject to compliance with the Company’s policies, including guidelines that set ranges for option grants by salary range or job level, and subject to the Committee’s approval of a pool of stock options each year for annual performance grants. The Company’s Compensation Committee Charter is located on the Company’s website at www.nuvelo.com in the section titled, “Investors,” under the subsection titled, “Corporate Governance.”

In 2007, at the recommendation of management, the Committee approved the retention of Radford Consulting and Surveys, a division of Aon Corporation, or Radford, as compensation consultants for the Committee and the Company. At the Committee’s direction, Radford provided advice to management and the Board regarding the Company’s equity and cash compensation practices in connection with its 2007 executive compensation for all employees at the level of vice president and above, Board member compensation and the Company’s cash bonus program and 401(k) Plan matching contribution policy.

Ms. Popovits, as the chairperson, Dr. Gavin and Mr. Perry presently serve on the Compensation Committee, and all served as members of the Compensation Committee throughout the 2007 calendar year. On December 20, 2007, Ms. Popovits was appointed chairperson of the Compensation Committee, replacing Mr. Perry. Mr. Perry, Ms. Popovits and Dr. Gavin all have extensive experience in executive management in the biotechnology industry, including experience with compensation practices and policies. The current members of the Compensation Committee are “independent” (as independence is defined by the Nasdaq listing standards). The Compensation Committee met seven times during 2007, and met often in executive session. Mr. Perry attended seven, Ms. Popovits attended six, and Dr. Gavin attended five of the Compensation Committee meetings held during 2007. The report of our Compensation Committee is included on page 31 of this Proxy Statement.

The specific determinations of the Compensation Committee with respect to executive compensation for the fiscal year ending December 31, 2007, are described in greater detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Audit Committee

Our Audit Committee reviews our annual audit and meets with our independent registered public accounting firm and management to review our corporate accounting, our financial reporting process, and our systems of internal accounting and financial controls. The functions of the Audit Committee include selecting, evaluating, and where necessary, replacing the independent registered public accounting firm retained by the Company; consulting with our independent registered public accounting firm regarding their audit, their opinion, and the Company’s Forms 10-Q and 10-K; approving the audit and non-audit services of our independent registered public accounting firm and the terms of their engagement; meeting with our management; reviewing both the independent registered public accounting firm and management reports; recommending changes in financial policies and procedures that may be suggested by our independent registered public accounting firm; and preparing the Audit Committee report included in our Proxy Statement. Our Board has adopted a written charter for the Audit Committee, which is located on the Company’s website at www.nuvelo.com in the section titled, “Investors” under the subsection titled, “Corporate Governance.”

Mr. Perry, as the chairperson, Ms. Pendergast and Dr. Sobel presently serve on the Audit Committee. From January 1, 2007 through December 19, 2007, the Audit Committee consisted of Mr. Zubrow, as the chairperson, Mr. Perry, and Dr. Sobel. From December 20, 2007 through the end of the 2007 calendar year, the Audit Committee consisted of Mr. Perry, as the chairperson, Ms. Pendergast and Dr. Sobel. The Audit Committee met seven times during 2007, and each member attended six or more of the seven meetings. The Board has determined that all three current Committee members are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and Rule 4350(d)(2)(A)(i) and (ii) of the Nasdaq listing standards. The Board has determined that Mr. Perry is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Perry served as chief financial officer for Gilead Sciences, Inc. for four years, with financial oversight and supervisory responsibilities. The report of our Audit Committee is included on page 32 of this Proxy Statement.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee, in accordance with its Charter, considers the qualifications of, proposes, and recommends individuals for Board membership and senior management positions. Other duties and responsibilities of the Nominating and Corporate Governance Committee include making recommendations to the Board regarding the Company’s corporate governance policies, business conduct, and ethics; evaluating the size and composition of the Board and its Committees; and reviewing the annual performance of the Board. The Company’s Nominating and Corporate Governance Committee Charter is accessible on the Company’s website at www.nuvelo.com, in the section titled, “Investors,” under the subsection titled, “Corporate Governance.”

Ms. Pendergast, as the chairperson, Ms. Popovits and Dr. Sobel presently serve on the Nominating and Corporate Governance Committee, and served on the Committee throughout the 2007 calendar year. Each Nominating and Corporate Governance Committee member attended all of the three meetings of the Nominating and Corporate Governance Committee held during 2007. The Board determined that Ms. Pendergast, Ms. Popovits, and Dr. Sobel are “independent” members of the Nominating and Corporate Governance Committee (as independence is defined in the Nasdaq listing standards).

The Board has adopted a process for identifying and evaluating director nominees, including stockholder nominees. Before recommending an individual to the Board for Board membership, the Nominating and Corporate Governance Committee canvasses its members and the Company’s management team for potential members of the Board of Directors. The Nominating and Corporate Governance Committee will consider stockholders’ recommendations for nominees to serve as director if notice is timely received by the Secretary of the Company. Candidates nominated by stockholders will be evaluated in the same manner as other candidates. The Nominating and Corporate Governance Committee keeps the Board regularly apprised of its discussions with potential nominees, and the names of potential nominees received from its current directors, management, and stockholders, if the stockholder notice of nomination is timely made. Although the Board has not adopted a fixed set of minimum qualifications for candidates for Board membership, the Nominating and Corporate Governance Committee generally considers several factors in its evaluation of each potential member, such as the potential member’s area of expertise, education, and professional background, experience in corporate governance, the reasonable availability of the potential member to devote time to the affairs of the Company, as well as any other criteria deemed relevant by the Board or the Nominating and Corporate Governance Committee. After determining that a potential candidate may be qualified, the Nominating and Corporate Governance Committee will make a further investigation and interview the candidate. The Nominating and Corporate Governance Committee will select, by majority vote, the most qualified candidate or candidates, for recommendation to the Board for approval as a director nominee. Neither the Company nor the Nominating and Corporate Governance Committee paid any fees to any third party to identify Board candidates during 2007 up through April 23, 2008.

Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board of Directors may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee addressed to the Corporate Secretary, at least 120 days before the anniversary date of our last Annual Meeting of Stockholders. Recommendations must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the recommending stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. No such recommendation of a nominee to the Nominating and Corporate Governance Committee shall be deemed to satisfy the nomination requirements set forth in our Bylaws. To date, the Nominating and Corporate Governance Committee has not rejected a timely director nominee from a stockholder or stockholders holding more than 5% of our voting stock.

Stockholder Communications with the Board of Directors

We have adopted a formal process by which stockholders may communicate with our Board of Directors. This information is available on our website at www.nuvelo.com, under the section titled, “Investors,” under the subsection titled, “Corporate Governance.”

Required Vote and Board of Directors Recommendation

Directors will be elected by a plurality of the votes cast for the election of directors. The three nominees receiving the most “For” votes (among votes properly cast either in person or by proxy) will be elected. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have no effect on the vote. If you hold your shares through a broker and you do not vote on this proposal, your broker will have authority to vote your shares on this proposal. Abstentions will be counted as present for purposes of determining the presence of a quorum but will have no effect on the outcome of this proposal.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE FOR THE DIRECTORS

NOMINATED IN THIS PROPOSAL NO. 1.

PROPOSAL NO. 2:

RATIFICATION OF

SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected Ernst & Young LLP (“EY”) as our independent registered public accounting firm for the fiscal year ending December 31, 2008, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. EY audited our consolidated financial statements for the fiscal year ended December 31, 2007. Representatives of EY are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Stockholder ratification of the selection of EY as the Company’s independent registered public accounting firm is not required by our Bylaws or otherwise. However, the Board of Directors is submitting the selection of EY to our stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board of Directors will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board of Directors in their discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in the best interests of our Company and our stockholders.

On September 14, 2006, we dismissed our prior independent registered public accounting firm, KPMG LLP (“KPMG”). On September 14, 2006, we engaged EY as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2006 and management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2006. The dismissal of KPMG and the engagement of EY were approved by our Audit Committee.

The audit report of KPMG on our consolidated financial statements as of and for the year ended December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The audit report of KPMG on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 did not contain an adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of our fiscal year ended December 31, 2005, and the subsequent interim period preceding the dismissal of KPMG, there were no: (1) disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope, or procedures, which disagreements if not resolved to their satisfaction would have caused them to make reference in connection with their opinion to the subject matter of the disagreement, or (2) reportable events as described in Item 304(a)(1)(v) of Regulation S-K.

In connection with a related Current Report on Form 8-K, we provided KPMG with a copy of the foregoing disclosures and requested that KPMG furnish the Company with a letter addressed to the SEC stating whether or not it agreed with the disclosures substantially equivalent to the disclosures set forth above. A letter from KPMG to the Securities and Exchange Commission, dated September 20, 2006, was attached as Exhibit 16.1 to the Current Report on Form 8-K that was filed with the SEC on September 20, 2006 stating that it agreed with such statements, except that KPMG was not in a position to agree or disagree with our statement that KPMG’s dismissal and EY’s engagement was approved by the Audit Committee of the Board of Directors or our statements as to the timing or nature of our decision to engage EY.

Our decision to select EY as our independent registered public accounting firm was the result of a competitive selection process involving several accounting firms. During our fiscal year ended December 31, 2005, and during the subsequent interim period preceding the engagement of EY, we did not consult with EY regarding the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on our consolidated financial statements, or any other matters or reportable events described in Item 304(a)(2)(ii) of Regulation S-K.

The following table presents fees for professional audit services rendered for the audits of our consolidated financial statements and related internal controls by our independent registered public accounting firms for the fiscal years ended December 31, 2007 and 2006, and fees billed for other services rendered during these two years.

	Fiscal Year Ended
	2007	2006
Audit fees(1)	$700,111	$1,045,385
Audit-related fees(2)	25,000	47,500
Tax fees	—	—
All other fees	—	—

Total fees	$725,111	$1,092,885

(1)	Includes fees for the audit of the consolidated financial statements included in our Form 10-K and the effectiveness of internal controls over financial reporting under the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, review of interim consolidated financial statements included on Forms 10-Q and services normally provided in connection with statutory and regulatory filings.

Of the audit fees for fiscal year 2006, approximately $0.7 million was related to services provided by EY and $0.3 million was related to services provided by KPMG. The audit fees for fiscal year 2007 were related to EY services.

(2)	Includes fees for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements. The audit-related fees in 2007 and 2006 were all related to services provided by EY.

Pre-Approval Process and Policy

The above services performed by our independent registered public accounting firms were pre-approved in accordance with the pre-approval policy and procedures adopted by the Audit Committee at its October 29, 2003 meeting. This policy describes the permitted audit, audit-related, tax, and other services that our independent registered public accounting firm may perform. The policy also requires that an annual description of the services expected to be performed by the independent registered public accounting firm during the subsequent fiscal year in each of these categories be presented to the Audit Committee for pre-approval. Any pre-approval details the particular service or category of services.

Any requests for audit, audit-related, tax, and other services not contemplated by those pre-approved services must be submitted to the Audit Committee for specific pre-approval. Generally, pre-approval is considered at the Audit Committee’s regularly scheduled meetings. However, the authority to grant specific pre-approval between meetings, as necessary, has been delegated to the chairman of the Audit Committee. In the event that the chairman is not available, the other two Audit Committee members together have the authority to grant specific pre-approval between meetings. The chairman or the other two members must update the Audit Committee at the next regularly scheduled meeting of any services that were granted specific pre-approval.

Required Vote and Board of Directors Recommendation

The affirmative vote of a majority of the shares present and entitled to vote at the meeting, at which a quorum is present, either in person or by proxy, is required for the ratification of the selection of the Company’s independent registered public accounting firm. If you hold your shares in your own name and abstain from voting on this matter, your abstention will have the same effect as an “Against” vote. If you hold your shares through a broker and you do not vote on this proposal, your broker will have authority to vote your shares on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR

THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS

THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

AS SET FORTH IN THIS PROPOSAL NO. 2.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of February 14, 2008, by: (1) each of our directors; (2) each of our Named Executive Officers set forth in the table titled “Summary Compensation Table” at page 23 of this Proxy Statement; (3) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock; and (4) all of our directors and current executive officers as a group. As of February 14, 2008, we had 53,438,610 shares of common stock outstanding.

Name and Address of Beneficial Owner (1)	Shares Beneficially Owned (1)
	Number of Shares	Percentage
Sopris Capital Advisors, LLC(2) 314 South Galena Street, Suite 300 Aspen, CO 81611	3,255,550	6.09%
Ted W. Love, M.D.(3)	1,569,626	2.85%
James R. Gavin III, M.D., Ph.D.(4)	40,000	*
Mary K. Pendergast(5)	84,832	*
Mark L. Perry(6)	80,833	*
Kimberly Popovits(4)	55,000	*
Burton E. Sobel, M.D.(4)	42,500	*
Lee Bendekgey(7)	320,088	*
Michael D. Levy, M.D.(8)(10)	388,042	*
H. Ward Wolff(11)	2,872	*
All directors and current executive officers as a group (8 persons)(9)	1,804,423	4.62%

*	Represents beneficial ownership of less than 1% of our common stock.
(1)	Beneficial ownership is determined in accordance with Rule 13d-3 under the Exchange Act and generally includes voting or investment power with respect to securities. Shares of common stock subject to options and warrants which are currently exercisable, or will become exercisable within 60 days of February 14, 2008, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not outstanding for computing the percentage of any other person or entity. Except as indicated by footnote, and subject to the community property laws where applicable, to our knowledge the persons named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address for each person is our address at 201 Industrial Road, Suite 310, San Carlos, CA 94070.
(2)

Information is based solely on Schedule 13G/A jointly filed with the SEC on February 13, 2008 by the following persons: Aspen Advisors LLC (“Aspen Advisors”), Sopris Capital Advisors, LLC (“Sopris Advisors”), Sopris Partners Series A, of Sopris Capital Partners, L.P. (“Sopris Partners”), Sopris Capital, LLC (“Sopris Capital”), and Nikos Hecht. Of the shares reported as beneficially owned in this Schedule 13G/A, 2,110,600 shares are owned directly by Sopris Partners, 596,500 shares are owned by private clients of Aspen Advisors, and 548,450 shares are owned by private clients of Sopris Advisors. Sopris Capital is the general partner of Sopris Partners and, as such, may be deemed to share beneficial ownership of the Common Stock owned directly by Sopris Partners. Mr. Hecht is the managing member of each of Aspen

Advisors and Sopris Advisors and the sole member of the managing member of Sopris Capital. As the managing member of Aspen Advisors and Sopris Advisors, the sole member of the managing member of Sopris Capital and the owner of a majority of the membership interests in each of Sopris Capital, Aspen Advisors and of Sopris Advisors, Mr. Hecht may be deemed to be the controlling person of Sopris Capital, Aspen Advisors and of Sopris Advisors, and through Sopris Capital, Sopris Partners. Each of Aspen Advisors and Sopris Advisors, as investment manager for their respective private clients, and with respect to Sopris Advisors, also as investment manager for Sopris Partners, has discretionary investment authority over the Common Stock held by their respective private clients and Sopris Partners, as applicable. Accordingly, Mr. Hecht may be deemed to be the beneficial owner of the Common Stock held by Sopris Partners and the private clients of Aspen Advisors and Sopris Advisors. Each of Sopris Partners and Sopris Capital disclaims any beneficial interest in the Common Stock owned by the accounts managed by Sopris Advisors and Aspen Advisors.

(3)	Includes 1,538,956 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008 and 2,381 shares issuable upon exercise of warrants held by Dr. Love.
(4)	Represents shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008.
(5)	Includes 84,166 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008.
(6)	Includes 15,000 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008.
(7)	Includes 313,577 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008.
(8)	Includes 367,221 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008.
(9)	Includes 2,456,420 shares issuable upon exercise of options currently exercisable or exercisable within 60 days of February 14, 2008 and 2,381 shares issuable upon exercise of warrants.
(10)	Dr. Levy’s employment with the Company was terminated on March 20, 2008.
(11)	Mr. Wolff’s employment with the Company was terminated on August 14, 2007.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, or the Exchange Act, requires our directors and executive officers and persons who beneficially own more than 10% of our common stock to file with the SEC initial reports of beneficial ownership and reports of changes in beneficial ownership of our common stock and other equity securities of ours. Executive officers, directors and greater than 10% beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports furnished to us and written representations from certain reporting persons, we believe that during the fiscal year ended December 31, 2007, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than 10% beneficial owners were met.

EXECUTIVE OFFICERS

Set forth below is information regarding each of our executive officers as of April 14, 2008.

Name	Age	Position
Ted W. Love, M.D.	49	Chairman of the Board of Directors and Chief Executive Officer
Lee Bendekgey	50	Senior Vice President, Chief Financial Officer and General Counsel

Ted W. Love, M.D. has served as our President since January 2001, our Chief Executive Officer since March 2001, as a member of our Board of Directors since February 2001, and as Chairman of our Board of Directors since September 2005. Dr. Love served as our president and chief operating officer from January 2001 until March 2001. Prior to joining us, Dr. Love served as senior vice president of development at Theravance Inc. from 1998 to 2001 and as a research physician and vice president of product development at Genentech from 1992 to 1998. Dr. Love holds a B.A. in molecular biology from Haverford College and a M.D. from Yale Medical School. Dr. Love also serves as a member of the board of directors of Santarus, Inc. and Affymax, Inc.

Lee Bendekgey joined us in July 2004 as our Senior Vice President and General Counsel. In August, 2007, Mr. Bendekgey assumed the additional role of Chief Financial Officer, which he also held from July 2004 until November 2005. Prior to joining us, Mr. Bendekgey was employed by Incyte Corporation from 1998 to January 2004, where he held several executive positions, including executive vice president, general counsel, acting chief financial officer and acting general manager of information business. From 1993 to 1997, Mr. Bendekgey worked for Silicon Graphics, Inc. where he held a variety of positions in their legal group. Prior to his employment with Silicon Graphics, he served as a partner at Graham & James (now Squire Sanders & Dempsey) where he specialized in intellectual property, corporate, and commercial law and founded the firm’s Palo Alto office. Mr. Bendekgey graduated magna cum laude with a bachelor of arts degree from Kalamazoo College and received his J.D. from Stanford University.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of the Company’s Executive Compensation Program

Corporate Governance and the Role of the Compensation Committee.

The Company’s Compensation Committee assists its Board of Directors in fulfilling its fiduciary responsibilities with respect to the oversight of the Company’s affairs in the areas of compensation plans, policies, and programs of the Company, especially those regarding executive compensation and employee benefits. The Compensation Committee’s charter is publicly available on the Company’s web site at www.nuvelo.com in the section titled, “Investors,” under the subsection titled, “Corporate Governance.”

The Compensation Committee’s primary responsibilities are: 1) to administer the Company’s 2004 Equity Incentive Plan, as amended; 2) to approve all compensation decisions for the Company’s Chief Executive Officer, or CEO, and all executive officers; 3) to review and oversee compensation decisions with regard to other Company executives; 4) to administer the Company’s cash bonus program, including the determination of the bonus pool based on the achievement of goals established by the Company’s Board of Directors; and 5) to review and approve the policies adopted by the Company with regard to employee compensation and employee benefits.

Ms. Popovits, as the chairperson, Mr. Perry and Dr. Gavin presently serve on the Compensation Committee, and all served as members of the Compensation Committee throughout the 2007 calendar year. On December 20, 2007, Ms. Popovits was appointed chairperson of the Compensation Committee, replacing Mr. Perry as chairperson. The Company’s Board of Directors has determined that all of the Compensation Committee members are “independent” directors under the Nasdaq definition of independence. Mr. Perry, Ms. Popovits, and Dr. Gavin all have extensive experience in executive management in the biotechnology industry, including experience with compensation practices and policies.

The Compensation Committee has the authority to retain advisors. In 2007, at the recommendation of management, the Compensation Committee approved the retention of Radford Consulting and Surveys, a division of Aon Corporation, or Radford. At the Compensation Committee’s direction, the Company’s compensation consultants provided advice to management and the Compensation Committee regarding the Company’s compensation practices in connection with retention, executive and Board compensation and equity awards for all employees.

In 2007 the Compensation Committee met seven times. The chairperson of the meeting is responsible for approving the agenda for each meeting in consultation with management. The Company’s CEO, its Vice President of Human Resources, and its General Counsel attend Compensation Committee meetings, except for those portions of any meeting in which the Compensation Committee meets in executive session.

Objectives of the Company’s Compensation Program.

As a development stage pharmaceutical company, the Company is committed to building a sustainable business focused on the discovery, development, and commercialization of novel therapies for the treatment of acute cardiovascular conditions and cancer. To achieve this vision, the Company has emphasized the recruitment of executives with significant experience working at large biotechnology companies and major pharmaceutical companies.

Pharmaceutical discovery, development, and commercialization require sustained and focused effort over many years. As a consequence, the Company’s Compensation Committee believes the Company’s compensation program must balance long-term incentives that create rewards for the realization of this long-term vision with nearer term compensation that rewards employees for the achievement of annual goals that further the attainment of the Company’s long-term vision. The Company believes that compensation should not be based primarily on the short-term performance of our stock, which has been and continues to be highly volatile.

To this end, the objectives of the Company’s compensation program are to:

•	Reward executives for the Company’s success in meeting its annual and long-term clinical development and other operational goals;

•	Reward executives for their individual performance and achievement of their personal goals and those of the functional organizations that they manage; and

•

Enable the Company to attract and retain highly qualified executives with significant experience at larger biotechnology and pharmaceutical companies by providing a competitive compensation package that includes long-term incentives that provide significant retentive value.

Elements of the Company’s Executive Compensation Program.

The following are the elements of the Company’s executive compensation program:

•	Base Salary

•	Cash Bonus

•	Stock Options

•	Executive Change in Control and Severance Plan

•	401(k) Plan

•	Medical, Dental, and Vision Plans

•	Life and Disability Insurance

•	Employee Stock Purchase Plan

In 2007, the Company completed the transition of all compensation decisions to a calendar year basis. Previously, the Company made adjustments to individuals’ base salaries and annual performance option grants effective August 1 of each year, following annual performance reviews for each employee, and made bonus decisions following the completion of each calendar year and the assessment of corporate and individual goal achievement. The Company determined that a calendar year decision on each of these three principal elements of compensation would be preferable. A calendar year decision would more closely tie individual performance assessment to individual and corporate goal achievement, and would facilitate the consideration of an employee’s total cash and equity compensation in a more integrated fashion. As a consequence, in 2007 the Company made annual performance option grants effective February 1, rather than August 1. In addition, merit compensation increases, which were made effective August 1, 2007, are intended to be effective without change until February 1, 2009, at which point the Company will have completed the transition to align all compensation decisions with a calendar year schedule.

Executive Compensation Determination Procedures and Policies.

The Company’s Compensation Committee approves the Company’s policies regarding executive compensation, approves all compensation actions with regard to Company executive officers, and oversees all other aspects of the Company’s employee compensation programs. The Compensation Committee reviews executive compensation annually. In these reviews, the Compensation Committee refers to performance assessments of individual executives, which for executives other than the CEO are generated by each executive’s direct manager and reviewed by both the Vice President of Human Resources and the CEO. In the case of the CEO, the Compensation Committee evaluates his performance against goals established by the Board of Directors. In addition, for each executive officer, the Compensation Committee considers the Company’s performance against annual and longer term objectives, market data regarding executive compensation at relevant comparable companies, and the recommendations of management. For the 2007 fiscal year, the Compensation Committee approved the retention of Radford to assist management and the Committee in analyzing and determining the compensation of Company executives.

The Company determines executive compensation by reference to publicly available compensation data from peer companies. As its primary comparison group for 2007, management and the Compensation Committee approved the following 14 biotechnology companies selected based on their stage of development, their market capitalization, their therapeutic focus, the size and complexity of their organizations, and to some extent their geographic proximity to the Company:

•	ACADIA Pharmaceuticals Inc.

•	Affymax, Inc.

•	Arena Pharmaceuticals, Inc.

•	Cell Genesys, Inc.

•	Cytokinetics, Inc.

•	Intermune, Inc.

•	Ligand Pharmaceuticals Inc.

•	Mannkind Corporation

•	Maxygen, Inc.

•	Metabasis Therapeutics, Inc.

•	Peregrine Pharmaceuticals, Inc.

•	Rigel Pharmaceuticals, Inc.

•	Telik, Inc.

•	XOMA, Ltd.

The Company supplements compensation from these peer companies with market data, taken from the Radford compensation survey, providing compensation information with regard to a large number of biotechnology companies with comparable numbers of employees and with expert counsel received from the Company’s consultants at Radford. Generally, after management reviews the information generated by Radford and those of the selected peer companies, management and Radford make recommendations to the Compensation Committee with respect to compensation for the Company’s executive officers and other Company officers. The Compensation Committee may accept or adjust such recommendations, and makes the sole determination with respect to the Company’s CEO and Chairman of the Board. Members of management for whom compensation decisions are being made are absent from the meeting when the Compensation Committee is determining and deliberating his or her compensation.

For all executive officers other than the CEO, the Vice President of Human Resources and the CEO make compensation recommendations to the Compensation Committee based on the factors described above, including market data provided by Radford and the performance of the executive. In the case of the CEO, the Vice President of Human Resources makes recommendations regarding a range of potential compensation decisions to the Compensation Committee based on market data provided to her and to the Compensation Committee by Radford, and the Compensation Committee makes its decisions based on its assessment of the data provided and its evaluation of the CEO’s performance.

Base Salary. Base salary is intended to enable the Company to attract and retain executives with greater than average experience and skills, when compared to comparable biotechnology companies. For each executive position, the Company sets as its target base compensation at the 65th percentile of compensation paid by its peer companies for that position. Actual base salary may be below or above the 65th percentile, based on individual performance, experience, skills, and the importance of the position to the Company.

In July of 2007, as in past years, the Company conducted annual performance reviews of all of its employees, including executive officers. Based on these reviews and the other factors described above, the Compensation Committee approved the aggregate total adjustments to base salaries for employees which were effective on August 1, 2007, which are intended to remain in effect until early 2009, when the Company will complete the transition of its annual performance evaluation and compensation decisions to coincide with the commencement of the calendar year.

The Committee also increased Mr. Bendekgey’s annual salary, effective as of August 1, 2007, in light of the additional responsibilities he assumed as Chief Financial Officer. The Committee further decided not to grant merit compensation increases to the base salaries of Dr. Love, Dr. Levy or Mr. Bendekgey. The Committee agreed the decision not to grant merit increases was based not on its assessment of the executives’ performance, but rather on its conclusion that merit increases for senior executives would be inappropriate in light of the impact of the reduction in force the Company announced on August 1, 2007.

Cash Bonus. Cash bonuses reward accomplishment of annual Company goals critical to the achievement of its long term vision and the individual’s achievement of functional goals for the functional organization that he or she manages. The Compensation Committee determines cash bonuses by reference to target bonus amounts, based on market data, established for each executive position.

The Company commenced its cash bonus plan in 2004. For 2004 and 2005, the target bonus for the Company CEO and other named executive officers (“NEOs”) was 25 percent of base compensation. This target amount is below the 65th percentile for the Company’s peer group, which in some cases has resulted in total cash compensation below the 65th percentile. The Company nevertheless considered these targets appropriate in light of the Company’s need to conserve cash and its reliance on the equity capital markets as its primary source of cash.

In 2006, the Compensation Committee increased the target cash bonus for the CEO to 40 percent of his base salary, and to 35 percent of base salary for executive vice presidents and senior vice presidents. These targets were determined by reference to the target bonus percentages that the Company’s peer companies pay to executives in corresponding positions. While this is still below the 65th percentile for peer companies, this change is intended to help ensure that the Company’s total cash compensation is competitive when compared to peer companies. It is also designed to increase the relative portion of each executive’s cash compensation that is contingent on goal achievement, thereby increasing the performance-based component of each executive’s total compensation.

The Compensation Committee determines each individual executive bonus by reference to the achievement of corporate goals and the individual executive’s achievement of functional goals for the functional organization that he or she manages. The Company’s Board of Directors sets annual corporate goals that fall into the following categories:

•	Advancement of compounds in the Company’s research and clinical development pipeline;

•	Strengthening the Company’s financial position; and

•	Development of a best in class organization capable of executing the Company’s vision.

These goals included making “go/no go” decisions on all four alfimeprase indications. Given the decision not to pursue some indications, the corporate goals were revised accordingly in August 2007. Enrollment goals for SONOMA-3, the Company’s clinical trial of alfimeprase for catheter occlusion, and CARNEROS-1, the Company’s clinical trial of alfimeprase for the treatment of acute ischemic stroke, were included among the revised goals as were IND submissions for NU172 and NU206, and other goals that the Company’s Board of Directors determined were important to the Company’s progress and were reasonably difficult to achieve.

The Compensation Committee determines the relative weight of each goal based on its importance to the Company’s success. Given the importance of the Company’s research and development programs to its success, the Compensation Committee determined that achievement of goals associated with the advancement of the Company’s research and development pipeline would be worth 70% of the total for bonus achievement in 2007, with financial goals afforded 10% of the total and organizational goals the remaining 20%.

After the end of each year, the Compensation Committee establishes the overall bonus pool based on its assessment of whether the Company has met corporate goals at the target level, has exceeded expectations, or has failed to meet expectations. The Compensation Committee assessed the Company’s performance in 2007 as having achieved 84% of the target goal performance. The Committee’s determination was based on the Company’s failure to meet goals based on enrollment in the Company’s clinical trial of alfimeprase in acute ischemic stroke, as well as delays in the initiation of a Phase 1 trial of NU206. The Committee found that the Company had met other research and development goals, as well as Company organizational and financial goals. The Committee’s assessment of the percentage deductions for failure to achieve a particular goal involves significant discretion, within the range of the percentages that the Committee has previously attributed as the value of the achievement of that goal. The Compensation Committee also retains the discretion to grant bonuses to individual executives that are above or below the established target based on the above criteria and its subjective assessment of each executive’s performance and the achievement of the corporate goals for which that executive was primarily responsible. For that reason, following the determination that the overall bonus pool would be reduced to 84%, Mr. Bendekgey’s bonus was calculated as 110% of 84%, because the Company had met or outperformed all of the finance, compliance and legal goals for which he was responsible.

Stock Options. The Company grants stock options to its executives, and to all of its employees, to provide long term incentives that align the interests of its work force with the achievement of the Company’s long term vision to develop and commercialize pharmaceutical products. Given the time periods involved in pharmaceutical development, the Company believes that these long term incentives are critical to the Company’s success. The exercise price for options granted by the Company is established as the market price of the Company’s stock on the date of the grant. The market price of the Company’s stock on the date of grant is determined by the average of the high and the low sale price on the date of grant.

The Compensation Committee determines stock option grants for the CEO and each Section 16 reporting officer. Target ranges for stock option grants are based on position, salary level, and competitive practices of peer companies, as reported to the Company by its compensation consultants. As with cash compensation, the Company targets the 65th percentile for option grants at peer companies. Actual awards also reflect individual performance and potential, as well as retention objectives. In addition, in 2007 equity awards were subject to dilution constraints established by the Compensation Committee by reference to guidelines recommended by proxy advisors such as Institutional Shareholder Services (“ISS”).

Options are granted to all employees, including executives, when they are hired, and once each year in connection with annual performance reviews. New hire stock option grants are effective on the first day of the employee’s employment with the Company, and the exercise price for those option grants is the market price on that date.

Based on the revised annual performance and compensation calendar, in January 2007, the Compensation Committee approved annual performance stock options grants, which were effective on February 1, 2007. Using the criteria noted above, consistent with their market based option ranges and performance, Dr. Love received 300,000 stock options; Dr. Levy received 130,000 stock options; and Mr. Bendekgey received 100,000 stock options.

Executive Change in Control and Severance Benefit Plan. In 2004 the Company’s Board of Directors adopted an Executive Change in Control and Severance Benefit Plan, which is applicable to employees at the level of Vice President and above. The Board of Directors determined that companies considered peers at that time commonly offered benefits comparable to those offered under this plan, whose benefits are described in the tables that follow. Given the risks associated with the biopharmaceutical industry and the increasing frequency of acquisitions in the industry, the Compensation Committee continues to believe that this plan is necessary to attract and retain qualified executives. The Company also negotiated separate severance benefits with Dr. Levy which, to the extent they exceed the benefits provided for in the Change in Control and Severance Benefit Plan, supersede the benefits under the Plan. Effective March 20, 2008, Dr. Levy’s employment with the Company was terminated in connection with a restructuring. In connection with that separation, the Company agreed to pay Dr. Levy his base salary for 12 months, reimburse his COBRA expense for up to one year, and provide an additional 12 months of vesting of his stock options outstanding on his termination date, along with the right to exercise those options during the 15 months following separation. The benefits provided Dr. Levy in connection with his separation are consistent with those offered executives under the Company’s Change in Control and Severance Benefit Plan, except that Dr. Levy was granted an additional 12 month period in which to exercise his options, as required by his employment agreement with the Company, which was negotiated prior to the Company’s adoption of the plan.

In the annual review of executive compensation, the Compensation Committee determined that Dr. Love’s change in control and severance benefit was lower than CEO’s at comparable companies (based on market capitalization, number of employees, and a location in a similar geography). Consequently, in 2007, Dr. Love’s benefits were modified to be more consistent with market data and to be in compliance with Section 409A. Specifically, Dr. Love’s severance benefits in cases of change in control or other terminations without good cause were increased to provide him with two years of salary and benefits, rather than one year, as his agreement had previously provided. To the extent Dr. Love’s benefits exceed the benefits provided for in the Change in Control and Severance Benefit Plan, his benefits supersede the benefits under the Plan.

Other Elements of Executive Compensation Program. The remaining elements of the Company’s executive compensation program, like its broader employee compensation programs, are intended to make the Company’s overall compensation program competitive with those of its peer companies, keeping in mind the constraints imposed by the Company’s reliance on capital markets as a primary source of cash. With the exception of the Executive Change in Control and Severance Plan, all of the remaining elements of the Company’s executive compensation program (401(k) Plan, Medical, Dental, and Vision Plans, Life and Disability Insurance, and Employee Stock Purchase Plan) are available to all Company employees.

Allocations between Base Salary, Cash Bonus and Equity Compensation for Executives.

The development and commercialization of pharmaceutical products involves a high degree of risk, particularly in the early stages of clinical development. It takes many years of clinical development to reduce this risk. Like most other biotechnology companies that have not yet commercialized any products, the Company has been heavily dependent on capital markets for cash. Given the limitations on the Company’s cash, and the long-term risks associated with the Company’s achievement of its vision, the Company has in recent years weighted its total compensation, for executives as well as the rest of its work force, toward equity, in order to minimize the use of cash while achieving total compensation packages that have allowed it to attract and retain talented employees, including those in its executive ranks. The Company believes that this strategy has been successful, as demonstrated by the backgrounds of its executives and other employees.

Internal Revenue Code Section 162(m). Under Section 162(m) of the Internal Revenue Code, the amount of compensation paid to certain executive officers that is deductible with respect to our corporate taxes is limited to $1,000,000 annually. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, our ability to obtain a corporate tax deduction for compensation paid to our executive officers to the extent consistent with the best interests of our Company and our stockholders.

Insider Trading Policy. The Company has insider trading policies in effect that prohibit Company officers, directors and employees from: trading in Company securities while possessing material nonpublic information; providing material nonpublic information concerning the Company to any outside person that is not authorized by the Company to receive such information; trading in the securities of another company while possessing material nonpublic information concerning that company; disclosing material nonpublic information concerning any other company to anyone who is not authorized by the Company to receive it; providing trading advice about the Company to anyone while possessing material nonpublic information about the Company; and trading in any interest or position relating to the future price of Company securities, such as a put, call, or short sale.

Compensation Tables

Summary Compensation Table

The following table shows for the fiscal years ended December 31, 2007 and 2006, compensation awarded to, paid to, or earned by the Company’s Chief Executive Officer, Chief Financial Officer and its other executive officer as of December 31, 2007, and one former executive officer who departed from the Company during 2007 (collectively, the “Named Executive Officers”):

Name and Principal Position	Year	Salary	Bonus (1)	Stock Awards	Option Awards (2)	Non-Equity Incentive Plan Compen- sation (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compen- sation (4)	Total
Ted W. Love, M.D.	2007	$655,000	—	—	$2,564,453	$220,080	—	$977	$3,440,510
Chairman of the Board of Directors and Chief Executive Officer	2006	$640,417	—	—	$2,914,327	$289,248	—	$450	$3,844,442

Lee Bendekgey	2007	$364,500	—	—	$553,650	$121,275	—	$925	$1,040,350
Senior Vice President, Chief Financial Officer and General Counsel	2006	$352,917	—	—	$686,499	$126,449	—	$450	$1,166,315

Michael D. Levy, M.D.(5)	2007	$410,000	—	—	$750,935	$120,540	—	$1,263	$1,282,738
Former Executive Vice President of Research and Development	2006	$398,333	—	—	$907,077	$184,828	—	$450	$1,490,688

H. Ward Wolff(6)	2007	$241,755	—	—	$772,212	$—	—	$379,326	$1,393,293
Former Senior Vice President, Finance and Chief Financial Officer	2006	$164,688	—	—	$181,747	$50,313	—	$—	$396,748

(1)	The cash bonuses earned in 2007 and 2006 were paid under incentive plans and, therefore, are reported in the column “Non-Equity Incentive Plan Compensation.”
(2)	Amounts reflect stock-based compensation expense recognized for financial statement reporting purposes for the years ended December 31, 2007 and 2006, in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (SFAS 123R), and include amounts attributable to awards granted in and before 2007. Assumptions used in the valuation of stock options are disclosed in Note 1 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 12, 2008. Amounts shown above exclude the impact of estimated forfeitures related to service-based vesting conditions. The 2007 amount related to Mr. Wolff includes expenses associated with the acceleration in vesting of his options pursuant to the Executive Change in Control and Severance Benefit Plan.
(3)	Amounts reflect cash bonus earned in 2007 and 2006 under the cash bonus program, as described in more details in “Compensation Discussion and Analysis.” Cash bonuses that were earned in 2007 and 2006 were paid in February 2008 and 2007, respectively.
(4)	Unless otherwise indicated, amounts consist of contributions made by the Company to the 401(k) Plan for each of the Named Executive Officers.
(5)	Dr. Levy’s employment with the Company was terminated on March 20, 2008.
(6)	Mr. Wolff’s employment with the Company was terminated on August 14, 2007. The 2007 amount reported in the “All Other Compensation” column includes $375,000 of severance and $3,269 of premiums for continued medical benefits that he was entitled to under the Executive Change in Control and Severance Benefit Plan. Of the $375,000 severance, $142,045 was paid in 2007 and the remainder will be paid in 2008.

The following table shows for the fiscal year ended December 31, 2007, certain information regarding grants of plan-based awards to the Named Executive Officers:

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ted W. Love, M.D.	02/01/07	01/29/07	—	—	—	—	—	—	—	300,000	$3.54	$745,020
	N/A	N/A	—	$262,000	—	—	—	—	—	—	—	—
Lee Bendekgey	02/01/07	01/29/07	—	—	—	—	—	—	—	100,000	$3.54	$248,340
	N/A	N/A	—	$131,250	—	—	—	—	—	—	—	—
Michael D. Levy, M.D(4).	02/01/07	01/29/07	—	—	—	—	—	—	—	130,000	$3.54	$322,842
	N/A	N/A	—	$143,500	—	—	—	—	—	—	—	—
H. Ward Wolff(5)	02/01/07	01/29/07	—	—	—	—	—	—	—	100,000	$3.54	$248,340

(1)	Amounts shown in the “Target” column reflect the amount of cash bonus payable to each Named Executive Officer under the cash bonus program if all 2007 corporate goals as well as individual officer’s goals for the functional organization that the officer is managing have been accomplished. Actual cash bonuses, which were approved by the Compensation Committee, were paid in February 2008 and are shown in the Summary Compensation Table above. There are no threshold or maximum bonus amounts established under the cash bonus program, which is discussed in more details in “Compensation Discussion and Analysis.”
(2)	The exercise price of all stock options granted is set at the fair market value of a share of the Company’s common stock on the grant date. For stock options granted under the 2004 Plan, the fair market value, as defined by the 2004 Plan, is the average of the high and low prices of a share of the Company’s common stock as reported on Nasdaq for any applicable date. The exercise prices indicated above were higher than the closing market price of the Company’s common stock on the grant date of the related stock options.
(3)	Grant date fair values were determined in accordance with SFAS 123R. Assumptions used in the valuation of stock options are disclosed in Note 1 to the Company’s Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission on March 12, 2008.
(4)	Dr. Levy’s employment with the Company was terminated on March 20, 2008.
(5)	Mr. Wolff’s employment with the Company was terminated on August 14, 2007, and Mr. Wolff did not earn any cash bonus in 2007 under the cash bonus program.

The following table shows certain information regarding equity awards for the Named Executive Officers outstanding as of December 31, 2007:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Ted W. Love, M.D.	106,053	—		—	$37.50	01/10/11	—	—	—	—
	10,613	—		—	$37.69	01/10/11	—	—	—	—
	25,000	—		—	$31.32	07/31/11	—	—	—	—
	66,666	—		—	$6.63	08/05/12	—	—	—	—
	66,666	—		—	$4.10	05/19/13	—	—	—	—
	66,666	—		—	$6.45	06/10/13	—	—	—	—
	134,375	15,625	(1)	—	$10.18	05/07/14	—	—	—	—
	250,837	99,163	(2)	—	$10.18	05/07/14	—	—	—	—
	175,004	124,996	(3)	—	$9.83	01/07/15	—	—	—	—
	262,500	187,500	(4)	—	$9.17	08/01/15	—	—	—	—
	124,996	250,004	(5)	—	$16.74	08/01/16	—	—	—	—
	83,334	216,666	(6)	—	$3.54	02/01/17	—	—	—	—

Lee Bendekgey	106,771	18,229	(7)	—	$8.41	07/11/14	—	—	—	—
	29,167	20,833	(3)	—	$9.83	01/07/15	—	—	—	—
	87,500	62,500	(4)	—	$9.17	08/01/15	—	—	—	—
	16,667	33,333	(5)	—	$16.74	08/01/16	—	—	—	—
	27,778	72,222	(6)	—	$3.54	02/01/17	—	—	—	—

Michael D. Levy, M.D(8).	134,896	40,104	(7)	—	$9.83	11/22/14	—	—	—	—
	116,666	83,334	(4)	—	$9.17	08/01/15	—	—	—	—
	26,667	53,333	(5)	—	$16.74	08/01/16	—	—	—	—
	36,111	93,889	(6)	—	$3.54	02/01/17	—	—	—	—

H. Ward Wolff(9)	—	—		—	—	—	—	—	—	—

(1)	This stock option was granted on May 7, 2004, and vests over four years at a rate of 1/48th per month.
(2)	This stock option was granted on May 7, 2004, and vests over five years at a rate of 1/60th per month.
(3)	These stock options were granted on January 7, 2005, and vest over five years at a rate of 1/60th per month.
(4)	These stock options were granted on August 1, 2005, and vest over four years at a rate of 1/48th per month.
(5)	These stock options were granted on August 1, 2006, and vest over four years at a rate of 1/48th per month.
(6)	These stock options were granted on February 1, 2007, and vest over three years at a rate of 1/36th per month.
(7)

Mr. Bendekgey and Dr. Levy were granted these stock options on July 12, 2004 and November 23, 2004, respectively, at the commencement of their employment with the Company. These stock options vest over four years: 1/4th vests 12 months after the date of grant and the remaining at a rate of 1/48th per month thereafter.

(8)	Dr. Levy’s employment with the Company was terminated on March 20, 2008.
(9)	Mr. Wolff’s employment with the Company was terminated on August 14, 2007.

OPTION EXERCISES AND STOCK VESTED TABLE

There was no exercise of stock options or vesting of stock awards held by Named Executive Officers during the fiscal year ended December 31, 2007.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The table below shows the potential payments and benefits to which each Named Executive Officer would be entitled under the Company’s Executive Change in Control and Severance Benefit Plan (the “Severance Plan”) adopted by the Board of Directors, or, as applicable, such Named Executive Officer’s employment agreement to the extent such agreement provides for greater benefits. The Severance Plan and applicable employment agreements are described in more detail in the section following this table. The amounts shown in the table assume that termination was effective as of December 31, 2007 and that all eligibility requirements under the Severance Plan or applicable employment agreement were met, except that actual amounts are shown below for Mr. Wolff whose employment with the Company was terminated in August 2007.

		Termination without Cause or Constructively Terminated
Name	Benefits	Within the Context of Change in Control	Outside the Context of Change in Control
Ted W. Love, M.D.(1)	Cash severance	$1,310,000	$1,310,000
	Cash bonus	524,000	—
	Medical benefits	40,210	40,210
	Stock option vesting acceleration(4)	5,893,257	3,679,261

	Total	$7,767,467	$5,029,471

Lee Bendekgey	Cash severance	$375,000	$375,000
	Cash bonus	126,449	—
	Medical benefits	20,105	20,105
	Stock option vesting acceleration(4)	1,153,315	625,210

	Total	$1,674,869	$1,020,315

Michael D. Levy, M.D.(2)	Cash severance	$410,000	$410,000
	Cash bonus	225,000	120,540
	Medical benefits	20,105	20,105
	Stock option vesting acceleration(4)	1,548,023	904,513

	Total	$2,203,128	$1,455,158

H. Ward Wolff(3)	Cash severance	—	$375,000
	Cash bonus	—	—
	Medical benefits	—	3,269
	Stock option vesting acceleration	—	497,674

	Total	—	$875,943

(1)	The Company entered into an employment agreement with Dr. Love in January 2001, which was subsequently amended in April 2007. Pursuant to the amended employment agreement, Dr. Love is entitled to cash severance benefits and medical benefits substantially equivalent to those shown above and additional vesting and option exercise benefits related to his stock options, which are described in more details in “Employment and Severance Agreements” below. In addition, Dr. Love, or his estate, as applicable, are entitled to the benefits under his employment agreement in the event his employment is terminated due to his death or disability.
(2)

Dr. Levy’s employment with the Company was terminated effective March 20, 2008. Dr. Levy left the Company in connection with a restructuring. The Company entered into an employment agreement with Dr. Levy in September 2004, pursuant to which he was entitled to cash bonus benefits in addition to those provided for in the Severance Plan. Specifically, in the event the Company terminated Dr. Levy’s employment other than for cause outside the context of a change in control, Dr. Levy was entitled to receive a payment of any accrued but unpaid bonus. If such a termination occurred as of December 31, 2007,

Dr. Levy would have been entitled to $120,540, his accrued bonus for 2007, which was paid in 2008. In connection with Dr. Levy’s March 20, 2008 separation, the Company agreed to pay Dr. Levy his base salary for 12 months, equal to $410,000, reimburse his COBRA expense for up to one year, equal to $20,105, and provide an additional 12 months of vesting of his stock options outstanding on his termination date, along with the right to exercise those options during the 15 months following separation.

(3)	Mr. Wolff’s employment with the Company was terminated on August 14, 2007. In accordance with the Severance Plan, Mr. Wolff was entitled to a cash severance equal to his 12-month salary of $375,000, of which $142,045 was paid in 2007 and the remainder will be paid in 2008. Mr. Wolff was also entitled to a 12-month continuation of medical benefits, and $3,269 of the related premiums was paid by the Company in 2007. Mr. Wolff had declined coverage effective January 1, 2008. In addition, Mr. Wolff was credited with an additional 12 months of vesting of his stock options outstanding at his termination date as provided under the Severance Plan. The Company recorded $497,674 of stock-based compensation expense in 2007 associated with this acceleration of vesting. All of Mr. Wolff’s vested stock options, including the accelerated stock options, were not exercised and cancelled when the 90-day exercise period after his termination lapsed.
(4)	Amounts represent the fair value of unvested stock options that would be accelerated upon termination of employment as of December 31, 2007. The fair value was determined on the grant date of the respective options in accordance with SFAS 123R and, therefore, is not indicative of the value that would be ultimately realized by the Named Executive Officers upon exercise of their options. As of December 31, 2007, the closing price of the Company’s common stock was $1.83, and the exercise prices of all stock options held by the Named Executive Officers as of that date were above $1.83. Accordingly, the Named Executive Officers would not receive any benefits from the acceleration of stock option vesting as provided in the Severance Plan if the termination occurred as of December 31, 2007.

Employment and Severance Agreements

Dr. Love’s Agreement

On April 30, 2007, we entered into an amended and restated addendum to our employment agreement (the “Amended Agreement”) with Dr. Love. Under the Amended Agreement, as approved by our Compensation Committee, Dr. Love is entitled to an annual base salary of $655,000 (due to a typographical error with respect to Dr. Love’s 2006 salary increase, we had previously reported this amount as $650,000), participation in Nuvelo’s management bonus pool and eligibility to receive additional equity awards as determined by the Compensation Committee.

If Dr. Love’s employment is terminated without cause, or for good reason, both as defined in the Amended Agreement, or upon the death of Dr. Love while an employee with us, then:

•	the vesting of any options granted to Dr. Love within the first four years of his employment with Nuvelo will be fully accelerated;

•	the time period during which Dr. Love or his heirs will be able to exercise these accelerated options will be extended by up to an additional 18 months;

•

the vesting of any equity awards made to Dr. Love after April 30, 2007 will be accelerated by an additional 24 months, such that any awards that would have vested in the 24 months following Dr. Love’s termination will be deemed immediately vested;

•	Dr. Love or his heirs will be paid 24 months of his then current base salary, in one lump sum; and

•

we will pay premiums necessary to continue health insurance benefits for Dr. Love and his family for 24 months at the same level of benefits and the same cost to Dr. Love or his heirs as immediately prior to his termination.

Upon a change of control of the Company, the vesting of all equity awards made to Dr. Love will be accelerated, such that the awards will be fully vested as of the effective date of the change of control. If

Dr. Love’s employment is terminated without cause or for good reason within 12 months of a change in control of the Company, then, in addition to the benefits described above, Dr. Love will be entitled to a lump sum payment equal to two times his target bonus for the year in which his termination occurred.

As a condition to receipt of any of the termination benefits described above, Dr. Love will be required to provide a general release in favor of the Company. The Company and Dr. Love have agreed in certain circumstances to reduce the amount of his benefits under the Amended Agreement to achieve the best after-tax result for Dr. Love. The Company and Dr. Love also agreed that the payment of benefits under the Amended Agreement may be adjusted in certain circumstances so that such benefits are not subject to Section 409A(a)(1) of the Internal Revenue Code.

Dr. Levy’s Agreement

Dr. Levy’s employment with the Company was terminated in connection with a restructuring effective March 20, 2008. On September 9, 2004, we entered into an employment agreement with Dr. Levy. Pursuant to the agreement, we were obligated to pay Dr. Levy an initial annual salary of $375,000, and a $15,000 hiring bonus, repayable to the Company if Dr. Levy voluntarily left the Company before the first anniversary of his employment. In addition, Dr. Levy was entitled to participate in our management bonus pool, employee benefit plans maintained by us and in other benefits provided to our executive officers, including 401(k) plans, medical, vision and dental, annual vacation, paid holidays, sick leave, and similar benefits.

In connection with Dr. Levy’s employment agreement, we also granted Dr. Levy an option under our 2004 Equity Incentive Plan to purchase 175,000 shares of our common stock at an exercise price equal to $9.83 per share, the approximate fair market value of our common stock on the date of his first day of employment. One fourth of these shares became exercisable one year after the first day of his employment, while the remainder were to vest monthly in equal installments during a period of three years commencing on the first anniversary of the first day of his employment.

In the event of termination of Dr. Levy’s employment by us other than for cause, his Agreement provided that:

•	Dr. Levy would receive twelve months of his then-current base salary and any accrued bonus to which he is entitled;

•	any options granted to Dr. Levy would continue to vest during the 12 month period of his salary extension; and

•	Dr. Levy’s health benefits would continue for an additional twelve months.

In connection with the termination of his employment effective March 20, 2008, the Company agreed to pay Dr. Levy his base salary for 12 months, reimburse his COBRA expense for up to one year, and provide an additional 12 months of vesting of his stock options outstanding on his termination date, along with the right to exercise those options during the 15 months following his termination.

Equity Incentive and Severance Benefit and Change in Control Plans

1995 Stock Option Plan

All options granted under our 1995 Stock Option Plan, as amended, and our Directors Plan become immediately exercisable in the event of a change of control (as defined in that plan). “Change of Control” under these plans means:

•	an acquisition by any entity or group of beneficial ownership of more than 50% of our outstanding securities entitled to vote for the election of directors, or voting securities;

•	the commencement by an entity or group of a tender offer (other than by us or one of our subsidiaries) for more than 50% of our outstanding voting securities;

•

a merger or consolidation in which the holders of our outstanding voting securities immediately prior to the merger hold less than 50% of the outstanding voting securities of the surviving or resulting corporation;

•	a transfer of all or substantially all of our assets other than to an entity of which we hold at least 80% of the voting securities; and

•	the election of the lesser of three directors or directors constituting a majority of our Board of Directors without the approval of the incumbent Board of Directors.

Our Board of Directors adopted a resolution providing that our merger with Variagenics did not constitute a change of control under these stock option plans.

2002 Equity Incentive Plan

In the event of an “acquisition” under our 2002 Equity Incentive Plan, the vesting of all options and restricted stock awards outstanding under the 2002 Plan will be accelerated and such awards will be fully exercisable. For purposes of the 2002 Plan, the term “acquisition” means:

•	the acquisition by any entity, person, or group of beneficial ownership, as that term is defined in Rule 13d-3 under the Exchange Act, of more than 50% of our outstanding voting securities;

•

the effective time of (1) a merger or consolidation of us with one or more corporations as a result of which the holders of our outstanding voting securities immediately prior to such merger hold less than 50% of the voting securities of the surviving or resulting corporation, or (2) a transfer of substantially all of our property or assets other than to an entity of which we own at least 50% of the voting securities; or

•	the election to our Board of Directors, without the recommendation or approval of the incumbent Board of Directors, of directors constituting a majority of the number of our directors then in office.

2004 Equity Incentive Plan

The 2004 Equity Incentive Plan, or 2004 Plan, defines a “Change in Control” of the Company as any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of a majority of the total combined voting power of the voting securities of the Company, its successor, or the corporation to which the assets of the Company were transferred:

•	a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock;

•	a merger or consolidation in which the Company is a party;

•	the sale, exchange, or transfer of all or substantially all of the assets of the Company; or

•	a liquidation or dissolution of the Company.

If a Change in Control occurs, the surviving, continuing, successor, purchasing, or parent corporation thereof may either assume all outstanding awards or substitute new awards having an equivalent value. In the event of a Change in Control and the outstanding stock options and stock appreciation rights are not assumed or replaced, then all unexercisable, unvested, or unpaid portions of such outstanding awards will become immediately exercisable, vested, and payable in full immediately prior to the date of the Change in Control.

In the event of a Change in Control, the lapsing of all vesting conditions and restrictions on any shares subject to any restricted stock award, restricted stock unit, or performance award held by a participant whose service with the Company has not terminated prior to the Change in Control shall be accelerated effective as of the date of the Change in Control. For this purpose, the value of outstanding performance awards will be determined and paid on the basis of the greater of (i) the degree of attainment of the applicable performance goals prior to the date of the Change in Control or (ii) 100% of the pre-established performance goal target.

Any award not assumed, replaced, or exercised prior to the Change in Control will terminate. The 2004 Plan authorizes the Committee, in its discretion, to provide for different treatment of any award, as may be specified in such award’s written agreement, which may provide for acceleration of the vesting or settlement of any award, or provide for longer periods of exercisability, upon a Change in Control.

Executive Change in Control and Severance Benefit Plan

Our Board of Directors approved an Executive Change in Control and Severance Benefit Plan, or the Severance Plan, in December 2004. The plan provides for the payment of severance benefits and/or change in control benefits to our eligible employees. All of our employees at the level of Vice President or above have been designated by our Board as participants in the Severance Plan. Our Board may designate additional individuals as participants. To the extent a participant is entitled to greater benefits under his or her employment agreement with the Company, such additional benefits supersede the benefits payable pursuant to the Severance Plan.

The Severance Plan describes a “Change in Control” in Nuvelo as any one of the following events:

•	a sale or other disposition of all or substantially all of the assets of the Company;

•

a merger, consolidation, or similar transaction involving Nuvelo where, immediately after the transaction, the stockholders of Nuvelo immediately prior to the transaction do not directly or indirectly own, voting securities representing at least 50% of the combined outstanding voting power of the surviving entity;

•

any person, entity, or group becomes the beneficial owner of securities of Nuvelo representing at least 50% of the combined voting power of Nuvelo’s then-outstanding securities, other than by virtue of a merger, consolidation, or similar transaction; or

•

the individuals who, at the beginning of any period of two years or less, constituted the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by the vote of at least a majority of the directors then still in office who were directors at the beginning of the two year period.

If a Change in Control occurs, all Nuvelo stock options and stock awards held by a Severance Plan participant will become fully vested.

The Nuvelo stock options and stock awards held by a Severance Plan participant will also become fully vested if the participant is terminated without cause or constructively terminated within one month preceding our change in control. In addition, if a participant is terminated without cause or constructively terminated one month before or one year after a Change in Control, he or she will also be entitled to cash severance and benefits as follows:

•	payment equivalent to twelve months salary, paid over a twelve month period;

•	payment equal to the highest cash bonus received by the individual in any consecutive 11 month period within the preceding 36 months; and

•	reimbursement of premiums paid for continued medical coverage pursuant to COBRA for up to 12 months.

In addition, if a participant is terminated without cause or constructively terminated outside the context of a Change in Control, he or she will be entitled to 12 months of vesting of all stock options and stock awards held by him or her, and cash severance and benefits as follows:

•	payment equivalent to twelve months salary, paid over a twelve month period; and

•	reimbursement of premiums paid for continued medical coverage pursuant to COBRA for up to 12 months.

For the purposes of the Severance Plan, “constructive termination” includes a material diminution in authority, position, or responsibilities, a reduction in base salary, a change in the business location of more than 35 miles, a material breach by Nuvelo of any provisions of the Severance Plan, or any enforceable written agreement between Nuvelo and the participant, or any failure by Nuvelo to obtain assumption of the Plan by a successor. “Cause” includes a refusal or failure to follow the directions of the Board or individual to whom the participant reports, failure to perform duties in a satisfactory manner, or crimes involving moral turpitude, fraud, or dishonesty.

Compensation Committee Report

The undersigned are the current members of the Nuvelo, Inc. Compensation Committee. We have reviewed the Compensation Discussion and Analysis in this Proxy Statement, have discussed it with Company management, have recommended that it be included in the Company’s Proxy Statement, and have requested that this Compensation Committee Report be furnished to the SEC.

COMPENSATION COMMITTEE

Kimberly Popovits, Chairperson1

Dr. James R. Gavin2

Mark L. Perry3

(1)	A member since December 13, 2005
(2)	A member since September 18, 2006
(3)	A member since March 19, 2004

The Compensation Committee report on executive officer compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

Compensation Committee Interlocks and Insider Participation

On January 1, 2007 through December 31, 2007 the Compensation Committee consisted of Dr. Gavin, Mr. Perry and Ms. Popovits. None of Dr. Gavin, Mr. Perry or Ms. Popovits (i) was formerly an officer or employee of us, (ii) was formerly an officer of us or any of our subsidiaries, or (iii) engaged in any related transactions as defined in Item 404(a) of Regulation S-K. During the fiscal year ended December 31, 2007, none of our executive officers served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Under the Company’s policies applicable to transactions involving related persons, transactions involving related persons are assessed by the independent directors on the Company’s Board of Directors. Related persons include Nuvelo directors and executive officers, as well as immediate family members of directors and officers. If the determination is made that a related person has a material interest in any Company transaction, then the Company’s independent directors would review, approve or ratify it, and the transaction would be required to be disclosed in accordance with the applicable law and Nasdaq listing requirements. If the related person at issue is a director of Nuvelo, or a family member of a director, then that director would not participate in those discussions.

Dr. Rathmann, a former member of the Company’s Board of Directors and current Chairman Emeritus, provided a $20.0 million line of credit to the Company in August 2001, of which $11.0 million was drawn down, with the remaining $9.0 million having expired unused. The related promissory note bore interest at the prime rate plus 1%. In November 2003, we began repaying the outstanding balance over 48 months with equal principal payments of $0.2 million. We paid in full the accrued interest balance of $2.3 million and made the final principal payment in October 2007.

AUDIT COMMITTEE REPORT

Our Audit Committee was established on March 4, 1997, adopted its original Audit Committee charter on August 2, 2000, and adopted its current Audit Committee charter on December 5, 2007. Mr. Perry, as the chairperson, Ms. Pendergast and Dr. Sobel presently serve on the Audit Committee. From January 1, 2007 through December 19, 2007, the Audit Committee consisted of Mr. Zubrow, as the chairperson, Mr. Perry, and Dr. Sobel. From December 20, 2007 through the end of the 2007 calendar year, the Audit Committee consisted of Mr. Perry, as the chairperson, Ms. Pendergast and Dr. Sobel. All three current Committee members are “independent” directors, as determined in accordance with Rule 10A-3(b)(1) of the Exchange Act and the current rules of the Nasdaq listing standards. Mr. Perry is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K.

Management is responsible for the preparation, presentation, and integrity of the Company’s financial statements, accounting and financial reporting principles, and the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and auditing management’s assessment of the effectiveness of internal control over financial reporting. The independent registered public accounting firm has free access to the Committee to discuss any matters it deems appropriate. The Committee’s responsibility is to monitor and oversee these processes. The following is the Committee’s report submitted to the Board of Directors for the fiscal year ended December 31, 2007.

The Audit Committee met seven times during 2007 and has:

•	reviewed and discussed our Company’s audited financial statements with management and the independent registered public accounting firm;

•	discussed with EY the matters required to be discussed by Statement on Auditing Standards No. 61, as may be modified or supplemented; and

•

received from EY the written disclosures and the letter regarding their independence as required by Independence Standards Board Standard No. 1, as may be modified or supplemented, and discussed the registered public accounting firm’s independence with them.

In addition, based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 for filing with the SEC.

AUDIT COMMITTEE

Mark L. Perry, Chairperson1

Mary K. Pendergast2

Dr. Burton E. Sobel3

(1)	A member since December 10, 2003
(2)	A member since December 20, 2007
(3)	A member since March 23, 2005

The Audit Committee report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act or the Exchange Act, and shall not otherwise be deemed filed under these acts.

OTHER INFORMATION

Other Matters at the Meeting

We do not know of any matters to be presented at the annual meeting other than those mentioned in this Proxy Statement. If any other matters are properly brought before the annual meeting, it is intended that the proxies will be voted in accordance with the best judgment of the person or persons voting the proxies.

Householding of Proxy Materials

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single Notice or single paper copy proxy statement and annual report addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Nuvelo stockholders will be “householding” our Notices and proxy materials. A single Notice or Proxy Statement or 2007 Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice or Proxy Statement and Annual Report, please notify your broker, or direct your written request to our Secretary, care of Nuvelo, Inc., 201 Industrial Road, Suite 310, San Carlos, California 94070. Stockholders who currently receive multiple Notices or paper copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Annual Report on Form 10-K; Available Information

We have filed with the Securities and Exchange Commission an Annual Report on Form 10-K. Each stockholder receiving a Notice or paper copy of this Proxy Statement will also receive a paper copy of our 2007 Annual Report to stockholders and our Annual Report on Form 10-K. Copies of exhibits to our Annual Report on Form 10-K are available from us upon reimbursement of our reasonable costs in providing these documents and written request to our Secretary. Please address requests for these documents to: Secretary, Nuvelo, Inc., 201 Industrial Road, Suite 310, San Carlos, California 94070. Our filings with the Securities and Exchange Commission may be inspected at the offices of the Securities and Exchange Commission located in Washington, D.C. Documents filed electronically with the Securities and Exchange Commission may also be accessed through the website maintained by it at: www.sec.gov or through our website at www.nuvelo.com.

Stockholder Proposals for 2009 Annual Meeting

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our Proxy Statement and for consideration at our next annual meeting of stockholders by submitting their proposals to us in a timely manner. In order to be so included for the 2009 annual meeting of stockholders, stockholder proposals must comply with the requirements of Rule 14a-8 and must be received by us no later than February 4, 2009, unless the meeting date is before May 4, 2009 or after July 4, 2009 in which case a reasonable time before we begin to print and mail, or make accessible via the Internet, our proxy materials. In addition, our By-laws establish an advance notice procedure with regard to certain matters, including stockholder proposals not included in our Proxy Statement, to be brought before an annual meeting of stockholders. In general, notice must be received by our Secretary not less than 60 days nor more than 90 days prior to the anniversary date of the immediately preceding annual meeting and must contain specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters. Therefore, to be presented at our 2009 annual meeting of stockholders, such a proposal must be received by us after March 6, 2009, but no later than April 6, 2009. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear or send a qualified representative to present his proposal at such meeting, we need not present the proposal for a vote at such meeting. Stockholders should also review a copy of the Company’s By-laws for additional notice and informational requirements required to be included in a stockholder proposal or nomination to receive consideration by the Company.

By order of the Board of Directors:

/s/ Ted. W. Love
Ted. W. Love, M.D.
Chairman of the Board of Directors and Chief Executive Officer

San Carlos, California

April 23, 2008

Proposal 1 : Election of Class III Directors

Nominees: James R. Gavin III, M.D., Ph.D.

Mary K. Pendergast

Kimberly Popovits

X Please mark your votes as in this example.

(To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above.)

VOTE FOR

all nominees listed

(except as marked to the contrary)

WITHHOLD AUTHORITY

to vote for all nominees

Proposal 2: Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year 2008

FOR

AGAINST

ABSTAIN

in their discretion, the proxies named on the front of this card are authorized to vote upon such other matters as may properly come before the 2008 Annual Meeting and at any adjournment or postponement thereof, and for the election of a person to serve as director if any of the above nominees are unable to serve.

Please Detach Here

You Must Detach This Portion of the Proxy Card

Before Returning it in the Enclosed Envelope

I PLAN TO ATTEND THE MEETING

Number of Shares

Signature of Stockholder

Date

Card Signature of Stockholder

Date

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership , please sign in full partnership name by authorized person.

This Proxy is Solicited on Behalf of the Board of Directors

Nuvelo, Inc.

2008 Annual Meeting of Stockholders

The undersigned hereby appoints Dr. Ted W. Love and Lee Bendekgey as proxies, with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote all the shares of stock of Nuvelo, Inc., a Delaware corporation, standing in the name of the undersigned with all powers which the undersigned would have if present at the Annual Meeting of Stockholders to be held on June 4, 2008, at 10:30 a.m. Pacific time and at any adjournment or adjournments thereof, as fully and with the same force and effect as the undersigned might or could so act if personally present thereat, as follows:

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no selection is made, this proxy will be voted FOR proposals 1 and 2.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE. If you have any questions, call Lee Bendekgey at 650-517-8000.